Exhibit 3.2

CERTIFICATE OF AMENDMENT

TO THE

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

WISDOMTREE INVESTMENTS, INC.

Pursuant to Section 242

of the General Corporation Law of the State of Delaware

WisdomTree Investments, Inc., a corporation duly organized and existing under the General Corporation Law of the State of Delaware, does hereby certify that:

1. The first paragraph of Article IV of the Amended and Restated Certificate of Incorporation is hereby deleted in its entirety and replaced with the following:

“The total number of shares of all classes of stock that the Corporation shall have authority to issue is four hundred two million (402,000,000) shares, of which four hundred million (400,000,000) shares will be a class designated as common stock, with a par value of one cent ($.01) per share (the “Common Stock”), and two million (2,000,000) shares shall be a class designated as undesignated shares of preferred stock, with a par value of one cent ($.01) per share (the “Undesignated Preferred Stock”).”

2. The foregoing amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned have executed this Certificate of Amendment to the Amended and Restated Certificate of Incorporation of WisdomTree Investments, Inc. on this 15th day of July, 2022.

WISDOMTREE INVESTMENTS, INC.

By:	/s/ Jonathan Steinberg
Name:	Jonathan Steinberg
Title:	Chief Executive Officer